Exhibit T3A.3

CERTIFICATE OF INCORPORATION

OF

VITESSE SEMICONDUCTOR SALES CORPORATION

FIRST.                                                           The name of the corporation is Vitesse Semiconductor Sales Corporation.

SECOND.                                            The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, in the city of Wilmington, county of New Castle, Delaware 19801.  The name its registered agent at such address is The Corporation Trust Company.

THIRD.                                                       The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH.                                           The corporation is authorized to issue one class of stock to be designated as “Common Stock.”  The total number of shares of Common Stock that the corporation is authorized to issue is One Thousand (1,000) shares, with a par value of $0.01 per share.

FIFTH.                                                          The name and mailing address of the incorporator are:

Nina L. Hong, Esq.
Wilson, Sonsini, Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304-1050

SIXTH.                                                        The Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the Bylaws of the corporation.

SEVENTH.                                     Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the corporation.

EIGHT.                                                         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the corporation may provide.  The books of the corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors of the corporation or in the Bylaws of the corporation.

NINTH.                                                      To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or as may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the corporation or any predecessor of the corporation or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

Any repeal or modification of this Article NINTH shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, does make this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has set her hand this 26th day of September, 1997.

/s/ Nina L. Hong
Nina L. Hong, Incorporator